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                                                                       Exhibit 8

                                    FORM OF
                        ADMINISTRATION SERVICES AGREEMENT

                                     between

                        ALLMERICA ASSET MANAGEMENT, INC.,

                              ALLMERICA PRIME TRUST

                                       and

                         INVESTORS BANK & TRUST COMPANY

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                                    FORM OF
                        ADMINISTRATION SERVICES AGREEMENT

     AGREEMENT made as of __________, 2002 by and among ALLMERICA ASSET MANAGEMENT, INC., a Massachusetts corporation ("AAM"), ALLMERICA PRIME TRUST (the "Trust") and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the "Bank").

     WHEREAS, AAM serves as investment manager for the Trust, a registered investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of the separate Fund(s) of the Trust listed on Appendix A hereto; and

     WHEREAS, AAM desires to retain the Bank to render certain administrative services to the Trust and the Bank is willing to render such services.

     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, it is agreed between the parties hereto as follows:

     1. Appointment.

        AAM hereby appoints the Bank to act as Administrator of the Trust on the terms set forth in this Agreement. The Bank accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

     2. Delivery of Documents.

        AAM has furnished the Bank with copies properly certified or authenticated of each of the following:

        (a) The Trust's incorporating or organizing documents filed with the Commonwealth of Massachusetts on ________, 2002 and all amendments thereto (the "Articles");

        (b) The Trust's by-laws and all amendments thereto (the "By-Laws");

        (c) The Trust's agreements with all service providers which include any investment advisory agreements, sub-investment advisory agreements, custody agreements, distribution agreements and transfer agency agreements (collectively, the "Agreements");

        (d) The Trust's most recent amendment to its Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933 and under the 1940 Act; and

        (e) The Trust's most recent prospectus and statement of additional information (the "Prospectus"); and

        (f) Such other certificates, documents or opinions as may mutually be deemed necessary or appropriate for the Bank in the proper performance of its duties hereunder.

        Upon request, AAM will promptly furnish, or cause to be furnished the Bank copies of all amendments of or supplements to the foregoing. Furthermore, each party to this Agreement will notify the other promptly of any matter which may materially affect the performance by the Bank of its services under this Agreement.

     3. Duties of Administrator.

        Subject to the supervision and direction of the Board of Trustees of the Trust, the Bank, as Administrator, will assist in conducting various aspects of the Trust's administrative operations and

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undertakes to perform the services described in Appendix B [needs to be reviewed] hereto. The Bank may, from time to time, perform additional duties and functions which shall be set forth in an amendment to such Appendix B executed by both parties. At such time, the fee schedule shall be appropriately amended.

        In performing all services under this Agreement, the Bank shall act in conformity with the Trust's Agreement and Declaration of Trust and By-Laws and the 1940 Act and other laws as applicable, as the same may be amended from time to time, and the investment objectives, investment policies and other practices and policies set forth in the Trust's Registration Statement, as the same may be amended from time to time. Notwithstanding any item discussed herein, the Bank has no discretion over the Trust's assets or choice of investments.

     4. Duties of the Trust.

        (a) The Trust agrees to make its legal counsel available to the Bank for instruction with respect to any matter of law arising in connection with the Bank's duties hereunder, and the Trust further agrees that the Bank shall be entitled to rely on such instruction without further investigation on the part of the Bank.

     5. Fees and Expenses.

        (a) For the services to be rendered and the facilities to be furnished by the Bank, as provided for in this Agreement, AAM will compensate the Bank with fees as may be agreed to from time to time in writing between the parties.

        (b) The Bank shall not be required to pay any expenses incurred by the Trust or AAM.

        (c) This Agreement does not obligate the Trust to pay the Bank any fees or disbursements as described under paragraph 5(a) above.

     6. Limitation of Liability.

        (a) The Bank agrees to indemnify and hold AAM and its directors, officers, employees, agents and representatives harmless from and against any and all losses, damages, liabilities, claims, costs and expenses, including reasonable attorneys' fees and expenses, resulting from any claim, demand, action or suit arising out of the Bank's willful misfeasance, bad faith or [gross] negligence in the performance of its obligations and duties under this Agreement.

        (b) AAM agrees to indemnify and hold the Bank and its directors, officers, employees, agents and representatives harmless from and against any and all losses, damages, liabilities, claims, costs, and expenses including reasonable attorneys' fees and expenses, resulting from any claim, demand, action or suit related to AAM's performance of, or failure to perform, its obligations under this Agreement and not resulting from willful misfeasance, bad faith or gross negligence of the Bank.

        (c) The Bank may apply to AAM at any time for instructions and may consult counsel for AAM, or its own counsel, Morgan, Lewis and Bockius, and with accountants and other experts with respect to any matter arising in connection with its duties hereunder, and the Bank shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction, or with the opinion of such counsel, accountants, or other experts. The Bank shall not be liable for any act or omission taken or not taken in reliance upon any document, certificate or instrument which it reasonably believes to be genuine and to be signed or presented by the proper person or persons. The

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Bank shall not be held to have notice of any change of authority of any officers, employees, or agents of the Trust until receipt of written notice thereof has been received by the Bank from the Trust.

       (d) In the event the Bank is unable to perform, or is delayed in performing, its obligations under the terms of this Agreement because of acts of God, earthquakes, fires, floods, storms or [other disturbances of nature,] epidemics, strikes, riots, nationalization, expropriation, currency restrictions, acts of war, civil war or terrorism, insurrection, nuclear fusion, fission or radiation, the interruption, loss or malfunction of utilities, transportation or computers (hardware or software) and computer facilities, the unavailability of energy sources [and other similar happenings or events] beyond the reasonable control of the Bank, the Bank shall not be liable to the Trust or AAM for any damages resulting from such failure to perform, delay in performance, or otherwise from such causes. Notwithstanding the foregoing, the Bank has and shall maintain appropriate back-up and disaster recovery facilities and shall use it best efforts to provide all required information and services hereunder to the Trust and AAM as soon as possible after any such delay in performance.

     7. Term and Termination of Agreement.

       (a) The term of this Agreement shall be _____ years commencing upon the date hereof (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other party no later than ______ days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

               (i) Either party hereto may terminate this Agreement prior to the expiration of the Initial Term or any Renewal Term in the event the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within [__] days of receipt of such notice.

               (ii) If a majority of the Trust's Board reasonably determines that the performance of the Bank under this Agreement has been unsatisfactory, written notice (the "Notice") of such determination setting forth the reasons for such determination shall be provided to the Bank. Such determination shall be based upon such information as the Trust's Board in its sole discretion elects to consider, including the Bank's performance against the "Performance Goals" (as defined below). In order to be effective, any Notice must be executed by two officers of the Trust. The Bank shall, within sixty (60) days after receipt of the Notice, either (i) correct the deficiencies listed in the Notice; or (ii) renegotiate terms of this Agreement in a form satisfactory to the Trust. If the conditions of the preceding sentence are not met within such sixty (60) day period, the Trust may terminate this Agreement without additional action by the Trust's Board upon an additional sixty (60) days written notice. For the purposes of this Section, "Performance Goals" shall mean the performance goal criteria mutually agreed between the parties. The parties agree to develop the initial Performance Goals no later than _____________ and agree to periodically review the Performance Goals for necessary updates due to changes in the nature or scope of services provided hereunder.

       (b) At any time after the termination of this Agreement, the Trust or AAM may, upon written request, have reasonable access to the records of the Bank relating to its performance of its duties as Administrator.

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     8. Miscellaneous.

        (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to AAM or the Bank shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

        To AAM:

             Allmerica Asset Management, Inc.
             440 Lincoln Street
             Worcester, MA 01653
             Attention: President
             With a copy to: Counsel

        To the Trust:

             Allmerica Prime Trust
             440 Lincoln Street
             Worcester, MA 01653
             Attention: President
             With a copy to: Counsel

        To the Bank:

             Investors Bank & Trust Company
             200 Clarendon Street, P.O. Box 9130
             Boston, MA 02117-9130
             Attention: Geoffrey M. O'Connell, Director, Client Management With a copy to: John E. Henry, General Counsel

        (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

        (c) This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

        (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

        (e) The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     9. Confidentiality.

        All books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required in the performance of duties hereunder or as otherwise required by law.

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     10.  Use of Name.

          AAM shall not use the name of the Bank or any of its affiliates in any prospectus, sales literature or other material relating to the Trust in a manner not approved by the Bank prior thereto in writing; provided however, that the approval of the Bank shall not be required for any use of its name which merely refers in accurate and factual terms to its appointment hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided further, that in no event shall such approval be unreasonably withheld or delayed.

     11. Limitation of Liability. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by or on behalf of the Trust by the Trustees as Trustees or by the officers as officers and not individually, and that the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust, but are binding only upon the assets and property of the Trust. The parties hereto agree that no shareholder, Trustee or officer of the Trust may be held personally liable or responsible for any obligation of the Trust arising out of this Agreement.

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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

                                          ALLMERICA PRIME TRUST

                                          By: __________________________________
                                          Name:
                                          Title:


                                                ALLMERICA ASSET MANAGEMENT, INC.


                                          By: __________________________________
                                          Name:
                                          Title:


                                          INVESTORS BANK & TRUST COMPANY

                                          By: __________________________________
                                          Name:
                                          Title:

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                                   Appendices

       Appendix A ..............................    Portfolios

       Appendix B ..............................    Services

       Appendix C ..............................    Fee Schedule

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                                   Appendix A
                                   Portfolios

    Allmerica Prime Fund

                        Appendix B [needs to be reviewed]

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                 Appendix C [needs to be reviewed by Paul Kane]
                                 [To be revised]

                              Allmerica Prime Trust

                                  Fee Schedule

================================================================================
               CUSTODY, FUND ACCOUNTING, CALCULATION OF N.A.V. and
                               FUND ADMINISTRATION
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